Exhibit 99.4

ROADRUNNER TRANSPORTATION

SYSTEMS, INC. FORM OF BENEFICIAL

HOLDER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.01 per share, of Roadrunner Transportation Systems, Inc. (the “Company”).

With respect to any instructions to exercise (or not to exercise) rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m. Eastern Time, on February 19, 2019, the scheduled expiration date of the rights offering (which may be extended by the Company, provided that the expiration date of the Rights Offering may not be extended by more than ten days without the prior written consent of funds affiliated with Elliott Management Corporation).

This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Roadrunner Transportation Systems, Inc. Subscription Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of common stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of common stock as set forth below.

The number of rights for which the undersigned gives instructions for exercise under the basic subscription privilege should not exceed the number of rights that the undersigned is entitled to exercise. The number of rights for which the undersigned gives instructions for exercise under the over-subscription privilege should not exceed the number of rights the undersigned is entitled to exercise under the basic subscription privilege. The undersigned is only entitled to the over-subscription privilege if the undersigned exercises its basic subscription privilege in full.

Per Share	Number of Shares	Subscription Price	Payment
Basic Subscription Privilege	x	$0.50 =	$ (Line 1)
Over-Subscription Privilege	x	$0.50 =	$ (Line 2)
	Total Payment Required	$ (Sum of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)

Box 3. ☐ Payment in the following amount is enclosed $            .

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)
Please type or print name(s) below:

Date:                     , 2019